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Exhibit 99.1

News Release For Immediate Distribution

For Additional Information Contact
Paul Doucette, VP Business Development
713-623-0790

CORNELL COMPANIES ANNOUNCES START OF CONSTRUCTION OF THE
MOSHANNON VALLEY CORRECTIONAL FACILITY

Federal Bureau of Prisons Signs the Finding of No Significant Impact (FONSI)

        Houston, TX (October 7, 2004)—Cornell Companies (NYSE:CRN) announced today that it has received the signed Finding of No Significant Impact for the Moshannon Valley Correctional Facility to be built in Philipsburg, Pennsylvania. Construction of the facility, which will house 1300 federal inmates, will begin immediately. The contract to operate the facility is for three years and the Bureau has the option to grant seven 1-year extensions. The potential contract value for the initial three years is $111.8 million and the facility is scheduled to begin operation in early 2006.

        Thomas R. Jenkins, president and chief operating officer, said, "Cornell is very pleased that the Bureau of Prisons has signed the FONSI for the Moshannon Valley Correctional Facility. This project has been brought to reality through the combined efforts of federal, state and local officials and the people of the Moshannon Valley. From the beginning Senator Rick Santorum has been a champion of these jobs and economic development to south central Pennsylvania. Congressmen Peterson and Schuster also provided significant assistance and, more recently, Governor Rendell has expressed his support for the project and assisted in bringing us to this day.

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        "The Moshannon Valley project was one of the first private prison projects ever awarded by the Federal Bureau of Prisons. And while it has taken a few years for the project to reach the construction phase, the perseverance shown by the community and Cornell testifies to the partnership that has been created. Cornell is a company that will not give up and prides itself on its ability to "find a way'. The jobs and economic development, so important to the Phillipsburg area, will soon be a reality", Jenkins added. He said, "We want to thank our community partners for their support and the Bureau of Prisons for the confidence they have displayed in us".

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 66 facilities in 16 states and the District of Columbia and 5 facilities under development or construction, including a facility in one additional state. Cornell has a total service capacity of 18,205, including capacity for 2,726 individuals that will be available upon completion of facilities under development or construction.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) the outcome of the pending SEC investigation of Cornell, (3) Cornell's ability to win new contracts and to execute its growth strategy, (4) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (5) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (6) Cornell's ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (7) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (8) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (9) Cornell's ability to complete the construction of the Moshannon Valley Correctional Facility as anticipated;(10) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (11) the availability of financing on terms that are favorable to Cornell, and (12) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

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  Exhibit 99.1